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EXHIBIT 21

LIST OF SUBSIDIARIES

1.
InFocus B.V.
2.
InFocus Asia Pte, Ltd.
3.
InFocus Oregon Corporation
4.
InFocus Willamette Corporation
5.
InFocus (Shanghai) Co. Ltd.
6.
InFocus Systems FSC, Inc.
7.
InFocus.com Corporation
8.
InFocus Exchange Corporation
9.
Motif, Inc.
10.
InFocus ASA
11.
ASK AS
12.
Proxima Norge AS
13.
InFocus GmbH
14.
ASK Proxima AB
15.
InFocus SARL
16.
InFocus OOO
17.
Proxima Corporation
18.
Proxima Europe Limited
19.
Mind Path Technologies, Inc.
20.
Computer Accessories Corporation International (FSC)
21.
Transferencia Mexicana de Tijuana, S.A. de C.V.
22.
Proxima Pte, Ltd.
23.
InFocus AB
24.
Interdidact Audiovisuella AB
25.
Big Picture AB

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  EXHIBIT 21
LIST OF SUBSIDIARIES